Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports Third-Quarter 2013 Financial Results

At DXL Stores Open for Greater Than One Year, Fall Marketing Campaign Drove 25.3% Increase in

Comparable Sales for October and 11.3% Increase in Comparable Sales for Q3

CANTON, Mass., November 22, 2013 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the third quarter of fiscal 2013.

Third-Quarter Fiscal 2013 Highlights

•	Sales were $88.2 million compared with $88.7 million in the third quarter of fiscal 2012.

•	The Company operated a total of 74 DXL stores as of November 2, 2013 with a combined comparable sales increase of 17.7% and an 11.3% comparable sales increase for the 36 DXL stores open longer than one year.

•	DXL dollars per transaction increased 17.4% from the prior year’s third quarter.

•	E-commerce sales increased 7.9% compared with the third quarter of 2012.

•	Opened 9 DXL stores and closed 22 Casual Male XL stores.

Comparable Sales

The following is a summary of the breakdown of comparable sales for the third quarter of fiscal 2013:

		# of Stores	Comparable Sales % Change
Total Comparable Sales for Q3 2013			4.4%

Retail Business	Total comparable retail stores	375	6.4%

	DXL comparable stores (1)	74	17.7%

	Casual Male XL and Rochester Clothing stores	301	2.0%

Direct Business			(4.5%)

	E-commerce		7.9%

	Catalog		(73.3%)

(1)	Of the 74 comparable DXL stores, 36 have been open more than one year and had a comparable sales increase of 11.3% for the third quarter of fiscal 2013.

Management Comments

“We turned in a solid financial performance, and made excellent progress on our DXL strategy in the third quarter,” said President and CEO David Levin. “For the first two months of the quarter, sales were negatively affected by the soft overall retail market due to the government shutdown as well as unseasonably warm fall weather. We then saw a very strong rebound in traffic and sales in DXL stores during October as a direct result of the start of our fall national marketing campaign at the end of September. In fact, we reported a 30.2% increase in sales across all DXL stores in October, and a 25.3% increase for those that have been open longer than a year. In addition, average transaction size for our DXL stores increased by 18.7% during October, traffic increased 11.0% and new customer penetration increased 34.6% over last year.

“The second flight of our marketing campaign included advertising on two national television networks to supplement our nationwide presence on cable, as well as a mix of radio and digital marketing. The response to the campaign has been enthusiastic and we believe it has been successful in building DXL awareness. The DXL concept also has been successful in attracting the “end-of-rack” customer. During October, the percentage of sales to customers with a 46 inch and under waist increased to 43.5% compared with 36.3% of sales for full year 2012 and 40.5% in the second quarter of 2013.

“We are encouraged by the progress we are making on our transition to DXL. We continue to believe that the DXL concept will yield positive long-term results and enhanced shareholder value,” concluded Levin.

Third-Quarter Fiscal 2013 Results

Sales

For the third quarter of fiscal 2013, total sales were $88.2 million compared with $88.7 million in the third quarter of fiscal 2012. The decrease of $0.5 million in total sales was principally due to a loss of sales of $3.5 million from closed Casual Male stores related to lease termination or stores unassociated with a new DXL store and a decrease of $0.4 million due to the shift in comparable weeks. The decrease in sales was partially offset by a comparable sales increase of 4.4%, or $3.7 million, compared with the third quarter of fiscal 2012.

The increase in retail business of $4.4 million was driven by the 74 DXL stores that had a comparable store sales increase of $3.4 million, or 17.7%. This increase was primarily due to the strength of the average dollars per transaction for DXL stores, which increased 17.4% during the quarter. The remaining retail stores had a comparable sales increase of $1.0 million, or 2.0%. The decrease in the direct business was primarily driven by a decline in catalog sales of $1.5 million for the third quarter of fiscal 2013 compared with the prior year’s third quarter, which was partially offset by a $0.8 million increase in e-commerce sales. The Company eliminated its catalogs completely in the second quarter of fiscal 2013 as part of its shift towards its more profitable e-commerce business. Total circulation for the third quarter, which includes mailers, decreased 89.4% over the prior year.

Gross Profit Margin

For the third quarter of fiscal 2013, gross margin, inclusive of occupancy costs, was 44.5% compared with gross margin of 44.0% for the third quarter of fiscal 2012. The increase of 50 basis points for the third quarter of fiscal 2013 was the result of an improvement in merchandise margins of 90 basis points partially offset by an increase in occupancy costs of 40 basis points.

Selling, General & Administrative

SG&A expenses for the third quarter of fiscal 2013 were 46.6% of sales, compared with 42.5% in the third quarter of fiscal 2012. On a dollar basis, SG&A expenses increased 9.1% to $41.1 million for the third quarter of fiscal 2013 from $37.7 million for the prior-year quarter. The increase is primarily due to incremental costs of approximately $3.0 million related to marketing expenses associated with the launch of the national marketing program in September 2013, increased payroll-related costs, such as pre-opening payroll, training and store operations, of approximately $1.5 million to support the new DXL stores.

Depreciation and Amortization

Depreciation and amortization for the third quarter of fiscal 2013 grew to $4.9 million from $3.8 million for the third quarter of fiscal 2012, primarily due to an increase in capital expenditures related to DXL store growth.

DXL Transition Costs and Marketing Costs

As previously disclosed, the Company is incurring transition costs as it moves to its DXL format, which includes pre-opening rent and payroll, store training, infrastructure costs, store closing costs and lease exit costs. Transition expenses are primarily start-up costs associated with the DXL transformation that will not continue once a DXL store is open and the Company has completed the transformation in 2015. During this three-year transition, the Company expects to incur transition costs of approximately $10.0 million per year in SG&A and occupancy costs. Additionally, the Company expects to incur $1.6 million in amortization costs in fiscal 2013 related to its Casual Male trademark, with the remaining $2.5 million amortized on an accelerated basis through fiscal 2018.

The results for the third quarter of fiscal 2013 include DXL transition costs of approximately $2.8 million, which includes $1.0 million of pre-opening occupancy costs and lease exit costs, $1.5 million of SG&A expenses related to pre-opening payroll, training and store operations and $0.3 million related to trademark amortization. In addition, marketing costs increased $3.0 million related to the Company’s national marketing campaign, for a total of approximately $5.8 million, or $0.07 per diluted share.

Tax Rate

On a continuing income basis, for the first nine months of fiscal 2013, the effective tax rate was 40.1% compared with 40.5% for the first nine months of fiscal 2012. The effective tax rate for fiscal 2013 is expected to be approximately 42.5%.

Net Income (Loss)

The net loss for the third quarter of fiscal 2013 was $(4.1) million, or $(0.08) per share, compared with a net loss of $(1.6) million, or $(0.03) per share, for the third quarter of fiscal 2012. The increase in the loss was primarily attributable to the $5.8 million, or $0.07 per diluted share, in DXL transition and marketing costs included in the third quarter of fiscal 2013.

Cash Flow

Cash flow from operations was a net use of $(5.5) million for the first nine months of fiscal 2013 compared with a net generation of $8.4 million for the first nine months of fiscal 2012. Free cash flow from operations (as defined under “Non-GAAP Measures” in this press release) decreased by $30.8 million to $(43.7) million from $(12.9) million for the first nine months of fiscal 2012, largely due to the decrease in operating income and partly due to increased marketing costs as well as higher capital expenditures related to the DXL store openings.

Balance Sheet & Liquidity

At November 2, 2013, the Company had cash and cash equivalents of $5.2 million, outstanding borrowings of $27.0 million, and $70.7 million available under its credit facility. During the third quarter, the Company supplemented its borrowing capacity under its $100 million credit facility by entering into equipment financing loans totaling approximately $13.9 million.

Inventory was $119.6 million, compared with $104.2 million at the end of fiscal 2012 and $116.1 million at October 27, 2012. At November 2, 2013, compared with October 27, 2012, inventory dollars increased 3.0%, while units increased by 1.2%. The 3.0% increase in inventory value is due primarily to the increase in branded apparel. With a greater number of DXL stores open, the Company has a greater mix of higher cost branded apparel.

Retail Store Information

The following is a summary of the store count, with respective square footage by store concept:

	Year End 2011		Year End 2012		First Nine Months 2013		Year End 2013E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	352	1,241	290	1,020	252	890
Destination XL	16	159	48	475	74	714	101	933
Rochester Clothing	14	122	12	108	11	95	10	90

Total	450	1,777	412	1,824	375	1,829	363	1,913

Fiscal 2013 Outlook

The Company experienced a sales shortfall in August and September and a delay in the opening of a small number of DXL stores; however, the Company expects that it will achieve sales and earnings for the full year at the low end of its previous guidance. Based on results for the first nine months of fiscal 2013, financial guidance for the fiscal year ending February 1, 2014 is as follows:

•	Comparable sales increase of approximately 5.0% and total sales of approximately $395.0 million.

•	Open approximately 53 DXL stores (compared with prior guidance of between 55-58 stores) while closing 102 Casual Male XL and Rochester Clothing stores. Certain DXL stores previously anticipated to open in 2013, will instead be opened in early 2014.

•	The Company expects gross profit margin to change +/- 10 basis points from fiscal 2012 to approximately 46.5%.

•	SG&A costs are now expected to be approximately $166.0 million, or an increase of approximately $10.0 million from 2012, all related to increased marketing expenses as well as DXL transition costs.

•	EBITDA (non-GAAP) is expected to approximate $15.0 million with an operating margin at approximately (0.8%).

•	Earnings per diluted share is expected to be a net loss of approximately $(0.05).

•	Capital expenditures of approximately $57.0 million, partially offset by $11.9 million in tenant allowances in fiscal 2013.

•	The Company expects borrowings at the end of fiscal 2013 will be $5.0 to $6.0 million under the credit facility, with equipment financings of approximately $17.0 million. With an expected cash balance at the end of fiscal 2013 of $5.0 million, the net debt position is expected to be approximately $17.0-$18.0 million (up from previous guidance of $10.0-$15.0 million).

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, November 22, 2013 at 9:00 a.m. ET. To listen to the live webcast, visit the “Investor Relations” section of the Company’s website. The live call also can be accessed by dialing: (888) 337-8198. Please reference conference ID: 5205359. An archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the above discussion refers to free cash flow and EBITDA (earnings before income taxes and depreciation and amortization), which are non-GAAP measures. The presentation of these non-GAAP measures are not measures determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measures “free cash flows” and “EBITDA” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. See table below for reconciliation. The Company calculates forecasted EBITDA for fiscal 2013 of $15.0 million as forecasted operating loss of $4.0 million plus the add-back of depreciation and amortization of $19.0 million.

The above discussion also includes the earnings per share impact of incremental costs that have been incurred in connection with the Company’s DXL growth initiative and the increase in marketing costs of $5.8 million in the aggregate, or $0.07 per diluted share, for the third quarter of fiscal 2013. The $0.07 per diluted share was calculated, using the third quarter effective tax rate of 41.7%, by taking the net of $5.8 million less $2.4 million of tax divided by outstanding diluted shares of 48.6 million.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and in London, England. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several e-commerce sites, including www.destinationxl.com, and brand mailers make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, costs, capital expenditures, borrowings, EBITDA, revenue and earnings expectations for fiscal 2013, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and

Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 15, 2013, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Sales	$88,202	$88,739	$279,444	$284,782
Cost of goods sold including occupancy	48,924	49,732	150,190	153,535

Gross profit	39,278	39,007	129,254	131,247
Expenses:
Selling, general and administrative	41,099	37,689	122,752	113,074
Depreciation and amortization	4,867	3,844	13,550	11,278

Total expenses	45,966	41,533	136,302	124,352

Operating income (loss)	(6,688)	(2,526)	(7,048)	6,895
Interest expense, net	(280)	(151)	(699)	(438)

Income (loss) from continuing operations before income taxes	(6,968)	(2,677)	(7,747)	6,457
Provision (benefit) for income taxes	(2,905)	(1,073)	(3,108)	2,617
Income (loss) from continuing operations	(4,063)	(1,604)	(4,639)	3,840
Loss from discontinued operations, net of taxes	—	4	—	(1,933)

Net income (loss)	$(4,063)	$(1,600)	$(4,639)	$1,907

Net income (loss) per share - basic:
Income (loss) from continuing operations	$(0.08)	$(0.03)	$(0.10)	$0.08
Loss from discontinued operations	$—	$—	$—	$(0.04)
Net income (loss) per share - basic	$(0.08)	$(0.03)	$(0.10)	$0.04
Net income (loss) per share - diluted:
Income (loss) from continuing operations	$(0.08)	$(0.03)	$(0.10)	$0.08
Loss from discontinued operations	$—	$—	$—	$(0.04)
Net income (loss) per share - diluted	$(0.08)	$(0.03)	$(0.10)	$0.04
Weighted-average number of common shares outstanding:
Basic	48,553	48,053	48,441	47,887
Diluted	48,553	48,053	48,441	48,336

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

November 2, 2013 and February 2, 2013

(In thousands)

	November 2, 2013	February 2, 2013
ASSETS

Cash and cash equivalents	$5,232	$8,162
Inventories	119,550	104,211
Other current assets	17,267	14,088
Property and equipment, net	97,805	65,942
Intangible assets	4,792	6,256
Deferred tax assets	48,446	45,313
Other assets	3,202	1,973

Total assets	$296,294	$245,945

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$78,658	$65,683
Borrowings under credit facility	27,001	—
Long-term debt	13,845	—
Deferred gain on sale-leaseback	17,951	19,050
Stockholders’ equity	158,839	161,212

Total liabilities and stockholders’ equity	$296,294	$245,945

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the nine months ended		Projected
(in millions)	November 2, 2013	October 27, 2012	Fiscal 2013
Cash flow from operating activities (GAAP)	$(5.5)	$8.4	$27.0 (1)
Less: Capital expenditures	(38.2)	(21.3)	(57.0)
Less: Store acquisitions, if applicable	—	—	—

Free Cash Flow (non-GAAP)	$(43.7)	$(12.9)	$(30.0)

(1)	Projected cash flow from operating activities for fiscal 2013 includes an estimated $11.9 million in lease incentives